Exhibit 5.A

[Letterhead of Bracewell & Giuliani LLP]

February 4, 2009

El Paso Corporation
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

We have acted as special counsel to El Paso Corporation, a Delaware corporation (the "Company") in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of its 8.250% Senior Notes due 2016 (the "Notes"), pursuant to the Company's registration statement on Form S-3 (Registration No. 333-134406) filed on May 23, 2006 (the "Registration Statement") by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").  A prospectus supplement dated February 4, 2009, which together with the prospectus filed with the Registration Statement shall constitute the "Prospectus," has been filed pursuant to Rule 424(b) promulgated under the Securities Act.  The Notes are to be issued under an Indenture, dated as of May 10, 1999 (the "Base Indenture"), by and between the Company and HSBC BANK USA, National Association (as successor-in-interest to JPMorgan Chase Bank, (formerly The Chase Manhattan Bank)), as trustee (the "Trustee"), as supplemented through the Fifteenth Supplemental Indenture to be dated February 9, 2009 by and between the Company and the Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture").  At your request, this opinion is being furnished to you for filing as an exhibit to a Current Report on Form 8-K.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, (2) the Prospectus, (3) the Base Indenture, (4) the form of the Supplemental Indenture, including the form of the Notes attached as an exhibit thereto, (5) the certificate of incorporation and by-laws of the Company, as amended to the date hereof, (6) certain resolutions of the Board of Directors of the Company and of committees of the Board of Directors of the Company, and (7) such other documents and records as we have deemed necessary and relevant for purposes hereof.  In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee and the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinions are based on and are limited to the contract laws of the State of New York, the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and to the use of our name in the Prospectus.  We also hereby consent to the inclusion of our opinion as to certain tax matters, as set forth in the Prospectus under the heading "Material U.S. Federal Income Tax Consequences," in the Prospectus and the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP